EXHIBIT 2

EXECUTION COPY

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is executed as of June 4, 2010 (but shall not have any force or effect until the License Agreement Effective Date as defined and as provided herein) by MHR Institutional Partners IIA LP, a Delaware limited partnership with offices at 40 West 57th Street, 24th Floor, New York, NY 10019 (“MHR”) and Novartis Pharma AG, a company registered in Switzerland with offices at Novartis Campus, Forum 1 CH-4056 Basel, Switzerland (“Novartis”).

W I T N E S S E T H:

WHEREAS, MHR and Emisphere Technologies, Inc. (“Emisphere”) are parties to that certain Senior Secured Term Loan Agreement (as amended, the “Loan Agreement”) and that certain Pledge and Security Agreement (as amended, the “Pledge and Security Agreement”), each dated as of September 26, 2005, and Emisphere and MHR and certain of MHR’s Affiliates (as defined in the Pledge and Security Agreement) are parties to that certain Investment and Exchange Agreement, dated as of September 26, 2005 (collectively and together with any related documents, the “MHR Loan Documents”);

WHEREAS, pursuant to the MHR Loan Documents, MHR was granted a security interest in and over all of Emisphere’s assets, including the Licensed IP (as defined in Exhibit C hereto), in respect of monies owed and other obligations secured;

WHEREAS, on even date herewith, Novartis, Emisphere and MHR entered into that certain Agreement (the “Non-Disturbance Agreement”), pursuant to which MHR and Novartis agreed to execute this License Agreement and be bound by its terms and conditions, effective only if and when all of the License Conditions (as defined in the Non-Disturbance Agreement) have occurred;

WHEREAS, Emisphere and Novartis supplemented and amended certain terms of the following agreements between them pursuant to that certain Master Agreement and Amendment, dated as of even date herewith (the “Master Agreement”): (i) a Research Collaboration and Option Agreement between Emisphere and Novartis, dated as of December 3, 1997, as amended by the Amendment to Research Collaboration and Option Agreement between Emisphere and Novartis, dated as of October 20, 2000 (the “CT Option”) and a License Agreement between Emisphere and Novartis, dated as of March 8, 2000 (the “CT License”) (collectively, the “CT Agreements”); (ii) a Research Collaboration License Agreement between Emisphere and Novartis, dated as of September 22, 2004, as extended and amended by the Letter Agreement between Emisphere and Novartis, dated as of November 2, 2005 (the “hGH Agreement”); and (iii) a Research Collaboration Option and License Agreement between Emisphere and Novartis, dated as of December 1, 2004, which came into effect by Novartis’ exercise of its option on March 7, 2006 (the “PTH Agreement”, and together with the CT Agreements and the hGH Agreement, collectively, the “Existing Agreements”).  All references herein to the Existing Agreements, either collectively or individually, refer to each such agreement as amended by the Master Agreement (the Existing Agreements (as amended), together with the Master Agreement, and any Additional Compound License entered into by Novartis and Emisphere pursuant to Section 3.5 of the Master Agreement, are hereinafter referred to as the “Novartis Agreements”); and

WHEREAS, the parties intend to be bound by the terms and conditions of this License Agreement which shall take effect only as of the License Agreement Effective Date (defined below) and only with respect to any Foreclosed IP (as defined below).

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T

1.

Definitions.  For purposes of this License Agreement, unless otherwise provided in this Section 1, capitalized terms used in this License Agreement shall have the respective meanings given to such terms in the body of this License Agreement, and the following terms will have the following meanings:

(a)

“Foreclosed IP” means the Initial Foreclosed IP and Purchased Foreclosed IP, collectively.

(b)

“Foreclosure” or “Foreclosed” occurs when (i) an Event of Default (as defined in the MHR Loan Documents) has occurred, (ii) with respect to all or any portion of the Licensed IP, MHR forecloses on, conducts, controls or substantially directs a foreclosure sale, or is granted ownership or legal or equitable title to under or in connection with a plan of reorganization or similar arrangement, and (iii) MHR takes possession of, acquires, is granted ownership rights as the holder of legal or equitable title to all or any portion of the Licensed IP, or such Licensed IP is sold to a third party pursuant to a foreclosure sale.

(c)

“Foreclosure Purchaser” means any third party that acquires any ownership interest in or title to all or any portion of the Initial Foreclosed IP or Licensed IP in connection with or subsequent to a Foreclosure or as a result of a Foreclosure.

(d)

“Initial Foreclosed IP” means any Licensed IP that has been foreclosed upon by MHR at any time and as to which MHR takes ownership or legal or equitable title.

(e)

“Purchased Foreclosed IP” means (i) such of the Initial Foreclosed IP as is purchased by one or more Foreclosure Purchaser(s) (as defined below) or (ii) Licensed IP, in whole or in part, the legal or equitable or ownership of which passes directly to one or more Foreclosure Purchaser(s) as a result of a Foreclosure.

2.

Effectiveness.  Notwithstanding the parties’ execution of this License Agreement as of the date first set forth in the first paragraph, this License Agreement, and the rights and obligations of the Parties hereunder, shall only become effective with respect to the Foreclosed IP on a Novartis Agreement-by-Novartis Agreement basis upon the occurrence of each and all of the conditions precedent to such effectiveness set forth in Section 2(a) of the Non-Disturbance Agreement with respect to such Novartis Agreement (such time being referred to herein as the “License Agreement Effective Date” with respect to such Novartis Agreement).  For the avoidance of doubt, the parties’ signatures herein shall not be relied upon or used by either party for any reason or for any purpose whatsoever until the time of the License Agreement Effective Date on a Novartis Agreement-by-Novartis Agreement basis.

3.

Non-Disturbance of License Rights.  Subject to the terms and conditions of this License Agreement (including, without limitation, payment by Novartis to MHR under Section 4 hereunder), MHR hereby agrees not to disturb (and hereby grants to Novartis licenses equivalent to), effective only as of the License Agreement Effective Date and solely with respect to the Initial Foreclosed IP from time to time, the License Rights specifically set forth on Exhibit B hereto that are granted to Novartis by Emisphere under each of the respective Novartis Agreements covering the Initial Foreclosed IP,  it being understood and agreed by MHR and Novartis that MHR will not have breached and Novartis hereby waives any claims against MHR relating to this paragraph, for or as a result of, directly or indirectly, any acts or omissions by or attributable to Emisphere, any of its employees, officers, directors, agents or consultants (solely in their capacity as such, the “Emisphere Representatives”) with respect to the Initial Foreclosed IP.  For any claims made by a third-party against MHR arising from the development, manufacture or commercialization of Products (as defined in each of the applicable Novartis Agreements), including 5CNAC Carriers (as defined in the Master Agreement) for use in such Products, by or on behalf of Novartis pursuant to the licenses granted under this Section 3, Novartis shall indemnify, defend and hold harmless MHR, its affiliates, equity interest holders, principals, officers, directors, employees, and agents from and against any loss, damage, action, proceeding or liability (including attorneys’ fees) resulting therefrom.

4.

Payment of Financial Obligations.   In consideration of the rights granted to Novartis by MHR under Section 3 of this License Agreement, and subject to the waiver set forth in Section 2(c) of the Non-Disturbance Agreement remaining in effect and fully enforceable against Emisphere, with effect from the License Agreement Effective Date, Novartis shall pay to MHR, unless otherwise directed by MHR to be paid in whole or in part to one or more third parties, directly one-hundred percent (100%) of all Financial Obligations (as defined on Exhibit A hereto) under each of the applicable Novartis Agreement(s) covering the Foreclosed IP.  If, notwithstanding and in contravention of the waiver set forth in Section 2(c) of the Non-Disturbance Agreement, Emisphere asserts any claim that it is entitled to any payment of Financial Obligations from Novartis, or if Emisphere asserts that such waiver is not binding on it or is otherwise ineffective or unenforceable, Novartis shall, nonetheless, continue to make one-hundred percent (100%) of all such payments to MHR as set forth under this License Agreement unless and until there is a final, non-appealable order or judgment by a court of competent jurisdiction, if any, that Financial Obligations previously paid, and/or that Financial Obligations that will become payable, to MHR under this License Agreement are due to Emisphere instead, in which event, MHR and Novartis shall be obligated to follow such final order or judgment and pay to Emisphere all Financial Obligations covered by such final order or judgment which were previously paid by Novartis to MHR, and thereafter, Novartis shall pay the Financial Obligations to MHR and/or to Emisphere, in each case, as required by such final order or judgment.  Such final order or judgment shall be applicable to any provision of this License Agreement under which Novartis is obligated to pay to MHR any Financial Obligations.  Notwithstanding any terms or provisions in the applicable Novartis Agreement to the contrary or for any other reason thereunder, in no event shall Novartis (a) withhold or deduct any amounts payable to Novartis by Emisphere from the Financial Obligations, (b) offset any amounts payable to Novartis by Emisphere against the Financial Obligations or (c) otherwise reduce the amount of the Financial Obligations for any reason whatsoever related to any act or omission of Emisphere, or claim or assert a right to do any of the foregoing.  MHR agrees that so long as and to the extent that Novartis has paid the Financial Obligations to MHR (unless otherwise directed by MHR to be paid in whole or in part to one or more third parties), Novartis shall not be obligated to pay such Financial Obligations to Emisphere, and MHR acknowledges that under the Non-Disturbance Agreement Emisphere expressly and irrevocably waived any right it has to payment of such Financial Obligations and agrees that any Financial Obligations paid to MHR (or as otherwise directed by MHR to be paid in whole or in part to one or more third parties) shall not be deemed a setoff of amounts due to Emisphere.

5.

MHR Audit Rights.  With respect to payments made by Novartis to MHR with respect to Financial Obligations under the CT Agreements, Novartis shall keep books and records according to Section 8.5.1 of the CT License, and MHR will have the right to audit and inspect Novartis’s records as set forth in Section 9.1 of the CT License.  With respect to payments made by Novartis to MHR with respect to Financial Obligations under the hGH Agreement and PTH Agreement, Novartis shall keep books and records according to Section 7.1 of each such agreement, and MHR (and not Novartis) will have the right to exercise the audit rights set forth in Sections 7.2 and 7.3 of each of the hGH Agreement and PTH Agreement.

6.

No Liability under the Novartis Agreements.  Notwithstanding anything to the contrary in this License Agreement or any of the Exhibits attached hereto, neither MHR nor any Foreclosure Purchaser will assume any obligation or liability of Emisphere, including any such obligation or liability that was incurred at any time under any of the Novartis Agreements, and Novartis agrees that any non-performance or liability or any claim therefor due to any acts or omissions by Emisphere or the Emisphere Representatives will not affect or otherwise relieve Novartis from its payment obligations under Section 4 of this License Agreement.

7.

Effect of this License Agreement on the Novartis Agreements.  In furtherance of Section 6, this License Agreement is separate and independent from and is not intended to supersede or replace any of the Novartis Agreements or any party thereto.  The Novartis Agreements shall remain in full force and effect following the applicable License Agreement Effective Date as between Novartis and Emisphere, and except as expressly provided for in this License Agreement (including the last sentence of Section 4) and in Section 2(c) of the Non-Disturbance Agreement, upon the License Agreement Effective Date, the effectiveness of this License Agreement shall not in any way modify, alter, limit or otherwise affect Novartis’s and Emisphere’s rights and obligations under the Novartis Agreements.

8.

Transfer to Foreclosure Purchaser.  In the event that, via Foreclosure, all or any portion of the Licensed IP is sold or otherwise transferred by MHR, or by Emisphere in connection with a Foreclosure, to one or more Foreclosure Purchasers, any such sale or transfer shall be expressly conditioned upon such Foreclosure Purchaser executing a license agreement in the form of this License Agreement only with respect to the Purchased Foreclosed IP purchased by such Foreclosure Purchaser, provided that such license agreement shall only become effective with respect to the applicable Purchased Foreclosed IP upon the occurrence of all of the License Conditions as applicable to the Purchased Foreclosed IP, which will be applicable to and will cover only the Purchased Foreclosed IP purchased by such Foreclosure Purchaser, with such Purchased Foreclosed IP being specifically identified in such license agreement, and the provisions of the License Agreement between MHR and Novartis shall automatically and immediately terminate pursuant to and as provided in Section 9(b)(ii) herein (other than with respect to any Financial Obligations which shall continue to be payable to MHR unless otherwise directed by MHR to be paid in whole or in part to one or more third parties, unless otherwise required in accordance with a final order or judgment as contemplated in Section 4 of this License Agreement), provided that, if applicable, MHR will continue to be a party hereto only with respect to the Initial Foreclosed IP that has not become Purchased Foreclosed IP purchased by a Foreclosure Purchaser, unless this License Agreement is otherwise terminated.

9.

Effectiveness and Termination.

(a)

Effectiveness.  This License Agreement shall come into effect with respect to the Initial Foreclosed IP on a Novartis Agreement-by-Novartis Agreement basis only as of the License Agreement Effective Date for the applicable Novartis Agreement as set forth in Section 2 above. Thereafter, all of the rights and obligations of Novartis and MHR under this License Agreement shall continue in full force and effect with respect to such Novartis Agreement until this License Agreement is terminated, either in its entirety or with respect to such Novartis Agreement, in accordance with Section 9(b).

(b)

Termination.

(i)

This License Agreement shall terminate immediately and automatically on a Novartis Agreement-by-Novartis Agreement basis, upon the termination of the applicable Novartis Agreement in accordance with its terms for material breach of such Novartis Agreement by Novartis or as a result of a decision by Novartis to terminate as permitted under such Novartis Agreement (other than for Novartis’ termination for Emisphere’s uncured material breach), provided that MHR shall not be bound to any surviving rights of Novartis except for any surviving rights specifically set forth on Exhibit B hereto, on a Novartis Agreement-by-Novartis Agreement basis, only if and to the extent that Emisphere would have otherwise been bound by such surviving rights.

 (ii)

This License Agreement shall cease to be effective with respect to Initial Foreclosed IP immediately and automatically with respect to MHR upon one or more Foreclosure Purchaser(s) acquiring all of such Initial Foreclosed IP, whereby each such Foreclosure Purchaser(s) shall have executed a license agreement in the form of this License Agreement with respect to its respective Purchased Foreclosed IP, and the provisions of this License Agreement between MHR and Novartis shall automatically and immediately terminate to the extent that it relates to such Purchased Foreclosed IP, and MHR shall cease to be a party hereto for purposes of any and all such Purchased Foreclosed IP (other than with respect to any Financial Obligations which shall continue to be payable to MHR unless otherwise directed by MHR to be paid in whole or in part to one or more third parties).  For clarity, in such event, this License Agreement shall not be terminated if there is any Licensed IP which is not at such time Initial Foreclosed IP or Purchased Foreclosed IP, and in such case, this License Agreement shall again become effective with respect to such Licensed IP upon the occurrence of each and all of the conditions precedent to such effectiveness set forth in Section 2(a) of the Non-Disturbance Agreement with respect to such Licensed IP.  This License Agreement shall terminate immediately and automatically in its entirety when all Licensed IP becomes Purchased Foreclosed IP.

(iii)

In the event that Novartis fails to (A) cure any breach of its payment obligations set forth in Section 4 of this License Agreement with respect to any Novartis Agreement within thirty (30) days after receipt of written notice from MHR of such breach, this License Agreement will be deemed terminated with respect to such Novartis Agreement after the end of such 30-day period, or (B) cure any material Novartis breach under any Novartis Agreement within the applicable cure period set forth therein, including any material breach that has occurred and is continuing on the License Agreement Effective Date to which a cure period is then applicable and has already commenced as of such date, this License Agreement will be deemed terminated with respect to such Novartis Agreement at the end of such cure period, unless Novartis provides written notification to MHR by the end of such cure period that Novartis has fully cured such, and is not then in, material breach of such Novartis Agreement.  In the event that litigation is commenced with respect to any notice issued by MHR under this Section 9(b)(iii) alleging that Novartis is in material breach of any Novartis Agreement, the thirty (30) day cure period set forth in this Section 9(b)(iii) will be suspended until a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) has been issued in such litigation.

(iv)

This License Agreement shall terminate immediately and automatically with respect to the rights and obligations of the parties hereto upon the termination or release of the Security Interest in and as applicable to all of the Licensed IP, except if such release has occurred as a result of a Foreclosure.

Upon any termination of this License Agreement with respect to a particular Novartis Agreement under this Section 9(b), other than as set forth in Section 14(c), all rights and obligations of MHR and Novartis under this License Agreement with respect to such Novartis Agreement shall immediately cease, except any and all payments accrued as of the effective date of termination shall be due immediately from Novartis to MHR with respect thereto, and any and all payments accruing and payable for any surviving license rights to the Licensed IP as set forth in such Novartis Agreement will continue to be payable in accordance with the terms set forth in Section 4.

10.

Prosecution, Maintenance and Enforcement of Initial Foreclosed IP.

(a)

For purposes of this Section 10:

“Foreclosed Patent” shall mean any Patent Rights within the Initial Foreclosed IP (or in the case of any license agreement entered into by a Foreclosure Purchaser, the Purchased Foreclosed IP).

“Patent Rights” shall have the meaning set forth in the hGH Agreement.

(b)

As of the License Agreement Effective Date, MHR shall be responsible (either itself or through Emisphere), at its own expense, for diligently taking all reasonable steps under the circumstances necessary to file, prosecute, maintain and extend the Foreclosed Patents.  Without limiting the foregoing, in the event that MHR and Emisphere both fail to make any filing or payment related to the preparing, filing, prosecuting or maintaining of any Foreclosed Patent, Novartis shall have the right, exercisable in its sole discretion and expense, to file or continue the prosecution or maintenance of such Foreclosed Patent in MHR’s or Emisphere’s (as applicable) name; provided, however, that Novartis shall be entitled to deduct from any royalty payments due to MHR hereunder one hundred percent (100%) of Novartis’ reasonable out-of-pocket costs associated with such continued prosecution or maintenance.  In the event Novartis exercises its right under this paragraph, Novartis will confer with MHR with respect to the preparation or filing of any substantive documents relating to the prosecution of such Foreclosed Patent and provide copies of such substantive documents for MHR’s or its legal counsel’s review.  Novartis will take into consideration Emisphere’s or MHR’s interest with respect to any carriers or compounds other than those covered by the Novartis Agreements, using reasonable efforts to incorporate MHR’s suggestions with respect thereto, and Novartis will keep MHR copied with respect to any filings relating to such prosecution.

(c)

If either party hereto becomes aware of any activity that such party believes represents an infringement of any of the claims of any Foreclosed Patent by a third party, the party obtaining such knowledge shall promptly advise the other of all relevant facts and circumstances of which it is aware pertaining to the potential infringement.  Novartis and MHR (together with Emisphere, if applicable) shall thereafter consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action to terminate any infringement of such Foreclosed Patent (“Legal Proceeding”) pursuant to the following.

(d)

MHR shall have the first right, but not the obligation, to initiate and prosecute Legal Proceedings, at its own expense and in the name of MHR, and to control the defense of any declaratory judgment action or other challenges relating to the Foreclosed Patents; provided, however, that no settlement shall be entered into by MHR without the written consent of Novartis if such settlement would materially and adversely affect Novartis’ interests.  Novartis shall cooperate with MHR in such effort, including being joined as a party to such action if necessary.

(e)

If MHR, which is entitled to firstly pursue Legal Proceedings, provides written notice to Novartis that it does not intend to or will not pursue any Legal Proceeding relating to the 5CNAC Carriers (as defined in the Master Agreement) or does not initiate any Legal Proceeding, (i) within ninety (90) days after either receiving written notice from Novartis or providing written notice to Novartis of a potential infringement or (ii) prior to fifteen (15) business days before the time limit (if any) set forth in applicable laws and regulations governing such actions, whichever is the earlier, then Novartis shall have the right to so initiate an action or pursue such Legal Proceedings at Novartis’ own cost and expense only to the extent the potential infringement pertains to the products exclusively licensed to Novartis under the Novartis Agreements then in effect or any products competitive with such products.  Novartis shall not enter into any settlement without the prior written consent of MHR where such settlement relates to the invalidity, unenforceability or non-infringement of such Foreclosed Patent or would materially and adversely affect MHR’s interests.  MHR shall reasonably cooperate with Novartis in such effort, including being joined as a party to such action if necessary.

(f)

The costs and expenses (including attorneys’ fees) of any Legal Proceeding brought in accordance with Sections 10(d) or 10(e) shall be borne by the party controlling the infringement action, including the costs and expenses (including attorneys’ fees) of any indispensable party that must be joined to the action.

(g)

Each party shall have the right to join in any Legal Proceeding brought in accordance with Sections 10(d) or 10(e) to the extent necessary for such party to assert the damages it has incurred as a result of the alleged infringement, at it own cost and expense (to the extent such party is not joined to the action as an indispensable party), provided, that, the foregoing shall not limit or restrict in any way the rights of the party controlling such action as determined in accordance with Sections 10(d) or 10(e) from exercising such control in its discretion.

(h)

In the case either party exercises its rights pursuant to Sections 10(d) or 10(e), any damage award or settlement payments made in connection with any Legal Proceeding, whether obtained by judgment, settlement or otherwise (“Recovery”), shall be retained by the controlling party.  In the case either party exercises its rights pursuant to Section 10(g), the Recovery shall be applied first to reimburse the costs and expenses  (including attorneys’ fees) incurred by the parties involved in the action.  Notwithstanding the foregoing, if the remaining balance of any Recovery (after the reimbursement of costs and expenses, including attorneys’ fees) would otherwise account for damages suffered by Novartis as a result of infringing or allegedly infringing third-party products which compete with the Products (as defined in the applicable Novartis Agreement), such remaining balance will be retained by or payable to Novartis and deemed “Net Sales” as such term is used in the Relevant Novartis Agreement such that the applicable Financial Obligations will be paid to MHR under Section 4 with respect such Net Sales.  For purposes of this paragraph, the “Relevant Novartis Agreement” means the applicable Novartis Agreement then in effect covering the product that is substantially similar to or directly competitive with the infringing or allegedly infringing third-party product.

11.

Consent to Amendments to the Novartis Agreements.  Any amendments to any of the Novartis Agreements as such Novartis Agreement exists as of the date hereof (other than the amendments that are being effected by the Master Agreement on the date hereof) or the entering into of any Additional Compound License as contemplated by the Master Agreement, shall not take effect until such time MHR or the Foreclosure Purchaser entering into this License Agreement, as applicable, provides its written consent to any such amendments or the entering into of any Additional Compound License.

12.

Confidentiality

(a)

Except as otherwise provided herein, the existence of this License Agreement, the Novartis Agreements, the Non-Disturbance Agreement and the terms hereof and thereof, as well as any notices and reports received and delivered hereunder or thereunder (including, without limitation, any reports delivered under the Financial Obligations), and the identity of MHR, Emisphere or Novartis in connection with this License Agreement, any of the Novartis Agreements or the Non-Disturbance Agreement (collectively, the “Confidential Information”), shall remain strictly confidential and no party to this License Agreement, directly or indirectly, shall discuss with or disclose to any third party, in any case, any Confidential Information except (i) if in the advice of such party’s counsel, such disclosure is necessary for such party  not to be in violation of or default under any applicable law (including, without limitation, any statute, regulation, rule, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise (collectively, the “Legal Requirements”)), provided that: (A) to the extent practical and permitted under any applicable Legal Requirements, such party shall promptly notify the other party hereto  so that such other party may, at its sole cost, expense and in its sole discretion, seek  any appropriate protective order and/or take any other appropriate action; provided, however, that such notice shall not be required by MHR or its affiliates prior to filings made with and to the extent required by the U.S. Securities and Exchange Commission ("SEC") or other regulatory body, provided, further, that: (I) MHR agrees that it will not disclose financial information that is Confidential Information hereunder (except for this License Agreement or the Non-Disturbance Agreement or the terms hereof or thereof) unless MHR first complies with the last sentence of this Section 12(a); and (II) MHR used reasonable effort to not include in such filing any other information that is Confidential Information hereunder (except for this Agreement or the License Agreement or the terms thereof), including by making a request for confidential treatment of such information, if in the advice of counsel such request is reasonable, which request shall be deemed to be a reasonable effort hereunder, and (B) in the event that such protective order is not obtained, only the portion of material which, in the advice of the such person’s counsel is required to be disclosed under any applicable Legal Requirements may be disclosed and the disclosing party shall use its good faith efforts to obtain assurance that confidential treatment will be accorded such material; (ii) if such third party has been or will be provided such information by Emisphere or MHR in connection with considering a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere, in each case in any manner whatsoever, and such third party has entered into a confidentiality agreement with Emisphere or MHR, as applicable, on customary terms that are at least as protective as those contained in this paragraph; or (iii) to the extent that the other parties hereto have provided prior written consent to such disclosure.  Confidential Information shall not include any information that is in the public domain or any Confidential Information that subsequently enters the public domain without fault on the part of the party receiving such information.  Each party agrees to consult with the other party on the possible redaction of certain provisions, schedules, exhibits and attachments to this License Agreement and the Non-Disturbance Agreement that contain financial information which is Confidential Information in connection with any filings made by a party with the SEC (or other regulatory body) or as otherwise required by law; provided, however, that each party may make its own final determination of its filing obligation (including without limitation the timing of such filing) and effect such filing accordingly and without any obligation to delay such filing.  The parties agree that they have complied with this Section 12 in all respects if MHR files this License Agreement and the Non-Disturbance Agreement, including any Exhibits thereto, without redaction with the SEC after the date hereof.  The parties acknowledge and agree that any Foreclosure Purchaser shall not be deemed to be in possession of Confidential Information which was not provided to such Foreclosure Purchaser by or on behalf of Novartis, Emisphere or MHR in connection with this License Agreement or the Non-Disturbance Agreement.

(b)

Notwithstanding the foregoing, MHR may disclose such Confidential Information (i) to any of MHR’s affiliates, potential investors and potential financing sources or any acquirer or potential acquirer of assets and their respective representatives who may have a need to know such confidential information in connection with the evaluation and/or negotiation of a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere; provided that: (A) the party to whom such Confidential Information has been disclosed has previously entered into a confidentiality agreement with MHR on customary terms and (B) any such review by such person shall be solely for purposes of evaluating a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere;  or (ii) to any of MHR’s equity interest holders, principals, officers, directors, employees, agents, representatives and consultants who need to know such Confidential Information in their capacity as the foregoing and who are subject to obligations of confidentiality on customary terms.

(c)

Notwithstanding anything else to the contrary in this License Agreement, Novartis acknowledges and agrees that, subject to MHR’s agreement concerning disclosure of the Confidential Information as provided in the immediately preceding two paragraphs, MHR and its affiliates are in the business of making investments in, and otherwise engaging in, businesses which may or may not be in competition with Novartis or otherwise related to its or its affiliates’ respective business and that, except to the extent that such activities involve the disclosure of the Confidential Information that would be prohibited hereunder, this License Agreement in no way limits or restricts MHR’s or its affiliates’ ability to make such investments or engage in such businesses.

13.

Successorship.  Subject to Section 14 below, the benefits of this License Agreement shall inure to the parties hereto and their respective successors and permitted assigns and transferees and the obligations and liabilities assumed in this License Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns and transferees and, in the case of MHR, any such obligations and liabilities shall cease immediately upon termination of this License Agreement by MHR.

14.

Assignment; Transfer.

(a)

MHR may assign or otherwise transfer this License Agreement and the rights and obligations under this License Agreement and any of the Initial Foreclosed IP, in whole or in part, without the prior written consent of Novartis, provided that any such assignment or transfer of the Initial Foreclosed IP must be made together with this License Agreement in so far as it relates to such Initial Foreclosed IP, and any assignment or transfer of this License Agreement in  so far as it relates to any given Initial Foreclosed IP must be made together with such Initial Foreclosed IP covered by this License Agreement.  MHR shall not assign or otherwise transfer any of its interest in the Licensed IP other than either (i) in the manner set forth in Section 8 of this Agreement or (ii) with the simultaneous assignment of this Agreement as contemplated in the foregoing sentence.

(b)

Novartis may assign this License Agreement without the consent of MHR but will consult with MHR and consider MHR’s views reasonably and in good faith before assignment of this License Agreement other than any assignment (i) to a party which is an affiliate of Novartis; or (ii) on a Novartis Agreement-by-Novartis Agreement basis, in connection with the transfer or sale of or including Novartis’ business relating to Novartis Agreement to a third party, whether by merger, sale of stock, sale of assets or otherwise, provided that any such assignment of this License Agreement must be assigned together with the applicable Novartis Agreement.  Any party to whom Novartis assigns a Novartis Agreement pursuant to Section 10.3 of the Master Agreement, Section 18.1 of the CT License, Section 14.4.2 of the hGH Agreement, or Section 14.4.2 of the PTH Agreement shall have the benefits afforded Novartis by this License Agreement and the Non-Disturbance Agreement, subject to the obligations of Novartis under such Novartis Agreement and this License Agreement (e.g., Section 4 hereof).

(c)

If there has been a Foreclosure on all of the Licensed IP, immediately upon the termination of this License Agreement with respect to all such Licensed IP, all rights, duties and obligations of the parties hereto shall cease to have any force and effect other than those obligations concerning the disclosure of Confidential Information as provided in Section 12 hereof, which shall terminate two and one half years after the date of such termination, and MHR shall no longer be bound by, and shall not have any obligations or duties under, this License Agreement.

15.

Amendment; Modification.  This License Agreement may only be amended or modified by a writing signed by the parties hereto.

16.

Entire Agreement.  This License Agreement and the Exhibits attached hereto, and, as between MHR and Novartis only and until its termination, the Non-Disturbance Agreement and the Exhibits attached hereto, together constitute the entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, negotiations, correspondence and understandings between the parties hereto or between any of the parties hereto and Emisphere, relating to the subject matter hereof, or any matter referred to herein, whether oral or written.

17.

Further Assurances.  Each party hereto agrees to sign, acknowledge and deliver further documents and to the extent practicable and permitted by law, to do all other reasonable acts at the requesting party’s expense, in each case as is required in order to carry out the purposes and intent of this License Agreement, if any.

18.

Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.  This License Agreement will be governed by and construed and enforced according to the domestic laws of the State of New York without giving effect to its conflicts of law or choice of law principles (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party hereto agrees that venue for any action to enforce the provisions of this License Agreement shall be properly laid in any courts of the State of New York or any federal court located therein.  Each party hereto also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and any federal courts located therein for any actions, suits or proceedings arising out of or relating to this License Agreement (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to it at its address set forth in this License Agreement shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this License Agreement.

19.

Notices.  All notices and other communications under this License Agreement will be in writing, will be effective when received, and will be deemed to have been received on the date of delivery, if delivered (i) personally to one of the office holders of the other party set forth in this Section 19 or (ii) on the second business day after the business day of deposit with Federal Express or other similar courier for overnight delivery, freight prepaid, in each the case, addressed as follows (until the address is changed by notice duly given):

To Novartis:

Novartis Pharma AG

Forum 1

Novartis Campus

CH-4056 Basel

Switzerland

Attention: Global Head of Business Development & Licensing

Fax: + 41 61 324 2511

With copy to:

Novartis Pharma AG

Forum 1

Novartis Campus

CH-4056 Basel

Switzerland

Attention: General Counsel

Fax: +41 61 324 2100

To MHR:

MHR Institutional Partners IIA LP

40 West 57th Street, 24th Floor

New York, NY 10019, USA

Attention: Hal Goldstein

Fax: (212) 262-9356

With copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036, USA

Attention: Doron Lipshitz

Fax: (212) 326-2061

20.

Execution of this License Agreement.  This License Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

21.

Severability.  If any provision of this License Agreement or any portion thereof will be held invalid or unenforceable, such provision of any portion thereof will be construed to the closest extent possible to reflect the intent of the parties, and the remainder of the License Agreement will remain in full force and effect.

22.

Waiver.  A waiver must be in writing signed by the party waiving its right.  A waiver of any term, provision or condition of this License Agreement in one or more instances will not be deemed to be or construed as a further or continuing waiver of any the term, provision or condition, or of any other term, provision or condition of this License Agreement.

23.

Expenses.  Except as otherwise agreed between any of the parties hereto, each party will bear its own out-of-pocket costs incurred in performing its obligations and exercising its rights under this License Agreement.

*  *  *

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be duly executed as of the date first above written.

MHR INSTITUTIONAL PARTNERS IIA LP

By:

MHR Institutional Advisors II LLC, its General Partner

By: /s/ Hal Goldstein

Name: Hal Goldstein

Title: Vice President

NOVARTIS PHARMA AG

By: /s/ Anthony Rosenberg

Name:

Title:

By: /s/ Sarah Clements

Name: Sarah Clements

Title: Head Legal General Medicines

EXHIBIT A

FINANCIAL OBLIGATIONS

For purposes of this License Agreement, “Financial Obligations” means with respect to each of the following Novartis Agreements:

CT Agreements

Novartis will pay to MHR the royalties and milestone payments under and pursuant to the following sections of the CT Agreements:

•

Section 8.2 (as amended by the Master Agreement), subject to Sections 8.3 (and Section 12.1), the last sentence of Section 10.6 and Section 13.1

•

Section 8.4

•

Section 8.5

•

Section 12.5.1

•

Section 12.5.6

•

To the extent applicable, Section 12.5.7 with respect to the Foreclosed IP

The defined terms used in the foregoing provisions will have the meanings provided in the CT Agreements, as amended by the Master Agreement.

hGH Agreement

Novartis will pay to MHR the royalties and milestone payments under and pursuant to the following sections of the hGH Agreement:

•

Section 6.1(d) (as amended by the Master Agreement), subject to Section 6.1(e)

•

Section 6.1(f) (except that the last two sentences thereof shall not apply), subject to Section 6.1(i)

•

Section 6.1(g)

•

Section 6.1(h)

In the event Novartis is required to pay to MHR a royalty under a license to the Licensed IP subsequent to a termination of the hGH Agreement by Novartis for Emisphere’s uncured material breach, whether such termination is before or after the License Agreement Effective Date, notwithstanding anything to the contrary in the hGH Agreement and in lieu of the financial obligations set forth in Section 10.10(c) of the hGH Agreement, Novartis’s payment of such royalty will be in accordance with the terms contained in the above identified subsections of Section 6.1.

The defined terms used in the foregoing provisions will have the meanings provided in the hGH Agreement, as amended by the Master Agreement.

PTH Agreement

Novartis will pay to MHR the royalties and milestone payments under and pursuant to the following sections of the PTH Agreement:

•

Section 6.1(d) (as amended by the Master Agreement), subject to Section 6.1(e)

•

Section 6.1(f) (except that the last two sentences thereof shall not apply), subject to Section 6.1(i)

•

Section 6.1(g)

•

Section 6.1(h)

In the event Novartis is required to pay to MHR a royalty under a license to the Licensed IP subsequent to a termination of the PTH Agreement by Novartis for Emisphere’s uncured material breach, whether such termination is before or after the License Agreement Effective Date, notwithstanding anything to the contrary in the PTH Agreement and in lieu of the financial obligations set forth in Section 10.12(c) of the PTH Agreement, Novartis’s payment of such royalty will be in accordance with the terms contained in the above identified subsections of Section 6.1.

The defined terms used in the foregoing provisions will have the meanings provided in the PTH Agreement, as amended by the Master Agreement.

Master Agreement

Novartis will pay to MHR the royalties and milestone payments under and pursuant to the following sections of the Master Agreement:

•

Novartis’ payment obligations under the second sentence of Section 3.4(a) of the Master Agreement

•

Section 3.5(b)

The defined terms used in the foregoing provisions will have the meanings provided in the Master Agreement.

Novartis will pay to MHR the royalties and milestone payments under any Additional Compound Licenses.

EXHIBIT B

LICENSE RIGHTS

CT Agreements

The rights and licenses granted to Novartis under the following provisions of the CT Agreements, in each case, solely with respect to the Foreclosed IP with respect to the CT Agreements existing as of the License Agreement Effective Date:

•

The preamble to Section 2 and Section 2.1 (as amended by the Master Agreement and including the rights referenced in Section 2.5, but only with respect to Article 1.5(k) of the Option Agreement)

•

Section 2.2

•

Section 3.1 (it being understood and agreed that such rights and licenses shall be limited to those existing as of the date of Foreclosure and neither MHR nor any Foreclosure Purchaser shall have any affirmative obligations under such Section)

•

The first sentence of Section 4.1 (as amended by the Master Agreement)

•

The first sentence of Section 7.1

•

To the extent applicable, Section 12.5.7 solely with respect to the Foreclosed IP

The defined terms used in the foregoing provisions will have the meanings set forth in the CT Agreements, as amended by the Master Agreement, it being understood between the parties that the rights granted to Novartis by MHR under these provisions are only with respect to the Foreclosed IP with respect to the CT Agreements existing as of the License Agreement Effective Date.

hGH Agreement

The rights and licenses granted to Novartis under the following provisions of the hGH Agreement, in each case, solely with respect to the Foreclosed IP with respect to the hGH Agreement existing as of the License Agreement Effective Date:

•

The first sentence of Section 2.1 (as amended by the Master Agreement)

•

Section 2.1(b), except for the last clause regarding Emisphere’s obligation to execute documents

•

Section 5.1 (as amended by the Master Agreement)

•

The first sentence of Section 8.1(e), but only with respect to Emisphere’s ownership interest in Joint Patent Rights in the Foreclosed IP

•

Section 8.1(f) (except that the last sentence of the provision shall not apply) (it being understood and agreed that such rights and licenses shall be limited to those existing as of the date of Foreclosure and neither MHR nor any Foreclosure Purchaser shall have any affirmative obligations under such Section)

•

Section 10.2 solely with respect to the Foreclosed IP

•

The final sentence of Section 10.10(c) (i.e., the sentence immediately preceding Section 10.10(d)) with respect to the Foreclosed IP, but only in the event of termination of the hGH Agreement by Novartis for Emisphere’s uncured material breach.

The defined terms used in the foregoing provisions will have the meanings set forth in the hGH Agreement, as amended by the Master Agreement, it being understood between the parties that the rights granted to Novartis by MHR under these provisions are only with respect to the Foreclosed IP with respect to the hGH Agreement existing as of the License Agreement Effective Date.

PTH Agreement

The rights and licenses granted to Novartis under the following provisions of the PTH License Agreement, in each case, solely with respect to the Foreclosed IP with respect to the PTH Agreement existing as of the License Agreement Effective Date:

•

Section 2.1, but only with respect to the “License” as defined in the first sentence of the first paragraph (as amended by the Master Agreement)

•

The third paragraph of Section 2.1

•

Section 5.1 (as amended by the Master Agreement)

•

The first sentence of Section 8.1(e), but only with respect to Emisphere’s ownership interest in Joint Patent Rights in the Foreclosed IP

•

Section 8.1(f) (except that the last sentence of the provision shall not apply) (it being understood and agreed that such rights and licenses shall be limited to those existing as of the date of Foreclosure and neither MHR nor any Foreclosure Purchaser shall have any affirmative obligations under such Section)

•

The final sentence of Section 10.2

•

The final sentence of Section 10.12(c)  (i.e., the sentence immediately preceding Section 10.12(d)) with respect to the Foreclosed IP, but only in the event of termination of the PTH Agreement by Novartis for Emisphere’s uncured material breach.

The defined terms used in the foregoing provisions will have the meanings set forth in the PTH Agreement, as amended by the Master Agreement, it being understood between the parties that the rights granted to Novartis by MHR under these provisions are only with respect to the Foreclosed IP with respect to the PTH Agreement existing as of the License Agreement Effective Date.

Master Agreement

The rights and licenses granted to Novartis under the following provisions of the Master Agreement, in each case, solely with respect to the Foreclosed IP with respect to the Master Agreement existing as of the License Agreement Effective Date:

•

Section 3.1(a)

•

Section 3.3(c)

•

Section 3.5(a)

The defined terms used in the foregoing provisions will have the meaning set forth in the Master Agreement, it being understood between the parties that the rights granted to Novartis by MHR under these provisions are only with respect to the Foreclosed IP with respect to the Master Agreement existing as of the License Agreement Effective Date.

License rights to Foreclosed IP granted under any Additional Compound License that are substantially similar to the “License” section of Exhibit H to the Master Agreement.

EXHIBIT C

LICENSED IP

“Licensed IP” shall mean for each of the following agreements:

CT Agreements

With respect to the rights and licenses granted under the CT Agreements pursuant to this License Agreement, the “Licensed IP” will be limited solely to the “Subject Patents” and “Subject Know-How.”  For purposes of the CT Agreements:

•

“Subject Patents” means all Emisphere Patents (as defined in the CT Agreements) owned by Emisphere and Emisphere’s ownership interest in Joint Patents (as defined in the CT Agreements); and

•

“Subject Know-How” means all Emisphere Know-How (as defined in the CT Agreements) owned by Emisphere and Emisphere’s ownership interest in Joint Know-How (as defined in the CT Agreements), each existing, and already in the possession of Novartis, as of the date of the License Agreement Effective Date,  it being understood and agreed that neither MHR nor any Foreclosure Purchaser shall have any affirmative obligation to (i) maintain, monitor or keep records containing, or personnel having knowledge of, such Emisphere Know-How or Inventions or (ii)  disclose, transfer or otherwise provide to Novartis any Emisphere Know-How or Joint Know-How.

hGH Agreement

With respect to the rights and licenses granted under the hGH Agreement pursuant to this License Agreement, the “Licensed IP” will be limited solely to the “Subject Patents” and “Subject Know-How.”   For purposes of the hGH Agreement:

•

“Subject Patents” means all Emisphere Patents (as defined in the hGH Agreement) owned by Emisphere and Emisphere’s ownership interest in Joint Patents Rights (as defined in the hGH Agreement); and

•

“Subject Know-How” means all Emisphere Know-How (as defined in the hGH Agreement) owned by Emisphere and Emisphere’s ownership interest in any Inventions (as defined in the hGH Agreement) owned jointly by Novartis and Emisphere, each existing, and already in the possession of Novartis, as of the date of the License Agreement Effective Date, it being understood and agreed that neither MHR nor any Foreclosure Purchaser shall have any affirmative obligation to (i) maintain, monitor or keep records containing, or personnel having knowledge of, such Emisphere Know-How or Inventions or (ii) disclose, transfer or otherwise provide to Novartis any Emisphere Know-How or Invention.

PTH Agreement

With respect to the rights and licenses granted under the PTH Agreement pursuant to this License Agreement, the “Licensed IP” will be limited solely to the “Subject Patents” and “Subject Know-How.”  For purposes of the PTH Agreement:

•

“Subject Patents” means all Emisphere Patents (as defined in the PTH Agreement) owned by Emisphere and Emisphere’s ownership interest in Joint Patents Rights (as defined in the PTH Agreement); and

•

“Subject Know-How” means all Emisphere Know-How (as defined in the PTH Agreement) owned by Emisphere and Emisphere’s ownership interest in any Inventions (as defined in the PTH Agreement) owned jointly by Novartis and Emisphere, each existing, and already in the possession of Novartis, as of the date of the License Agreement Effective Date, it being understood and agreed that neither MHR nor any Foreclosure Purchaser shall have any affirmative obligation to (i) maintain, monitor or keep records containing, or personnel having knowledge of, such Emisphere Know-How or Inventions or (ii) disclose, transfer or otherwise provide to Novartis any Emisphere Know-How or Invention.

Master Agreement

With respect to the rights and licenses granted under the Master Agreement pursuant to this License Agreement, the “Licensed IP” will be limited solely to the “Subject IP” and “Subject Know-How.”  For purposes of the Master Agreement:

•

“Subject Patents” means all Emisphere Patents (as defined in the Master Agreement or any Additional Compound License Agreement) owned by Emisphere and Emisphere’s ownership interest in patent rights jointly owned between Emisphere and Novartis (as defined in the Master Agreement or any Additional Compound License Agreement); and

•

“Subject Know-How” means all Emisphere Know-How (as defined in the Master Agreement or any Additional Compound License Agreement) solely owned by Emisphere owned jointly by Novartis and Emisphere, each existing, and already in the possession of Novartis, as of the date of the License Agreement Effective Date, it being understood and agreed that neither MHR nor any Foreclosure Purchaser shall have any affirmative obligation to (i) maintain, monitor or keep records containing, or personnel having knowledge of, such Emisphere Know-How or (ii) disclose, transfer or otherwise provide to Novartis any Emisphere Know-How.